As filed with the Securities and Exchange Commission on February 22, 2000.
                                                            Registration No.333-
-------------------------------------------------------------------------------

                                 United States
                      Securities and Exchange Commission
                            Washington, D.C. 20549

                                   FORM S-8
            Registration Statement Under The Securities Act of 1933

                              GREATER BAY BANCORP
            (Exact name of registrant as specified in its charter)

California                                                            77-0387041
(State or other jurisdiction                                    (I.R.S. Employer
incorporation or organization)                               Identification No.)

                      2860 West Bayshore Road
                      Palo Alto, California                         94303
                      (Address of principal executive offices)      (Zip Code)

Mt. Diablo Bancshares 1992 Stock Option Plan, As Amended, As Assumed by Greater
                                  Bay Bancorp
                             (Full title of plan)

                      Linda M. Iannone
                      General Counsel
                      Greater Bay Bancorp
                      400 Emerson Street, 3rd Floor
                      Palo Alto, California 94301

                    (Name and address of agent for service)

  Telephone number, including area code, of agent for service: (650) 614-5734

                      WITH A COPY TO:

                      William T. Quicksilver, Esq.
                      Manatt, Phelps & Phillips, LLP
                      11355 West Olympic Boulevard
                      Los Angeles, California 90064

                        Calculation of Registration Fee

-----------------------------------------------------------------------------------------------------
       Title of              Amount                                                      Amount
     Securities to            to be          Offering price        Aggregate              of
     Be registered         registered           Per unit        Offering price      registration fee
-----------------------------------------------------------------------------------------------------
Common stock,
no par value (1)           96,197 (2)      $7.17- $41.16(3)        $1,773,698            $468.26
-----------------------------------------------------------------------------------------------------

1  Includes one attached Preferred Share Purchase Right per share.

2 Pursuant to the Agreement and Plan of Reorganization dated September 15, 1999 between the Registrant and Mt. Diablo Bancshares, Registrant assumed, effective as of January 31, 2000, all of the outstanding options to purchase common stock of Mt. Diablo Bancshares, and such options became options to purchase Registrant's common stock, with appropriate adjustments as to the number of shares and exercise price of each assumed option. This Registration Statement covers, in addition to the number of shares of Common Stock stated above, such indeterminate number of shares as may become available under the Plan as a result of the adjustment provisions thereof.

3 Calculated pursuant to Rule 457(c) and (h) based on actual option grant prices.

                                   PART II.
              INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

                    INCORPORATION OF DOCUMENTS BY REFERENCE

Item 3. The following documents filed by Greater Bay Bancorp (the "Registrant") with the Securities and Exchange Commission (the "Commission") are incorporated in this Registration Statement by reference:

         (a) The Registrant's Annual Report on Form 10-K for the fiscal year ended December 31, 1999, filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act").

         (b) The Registrant's Current Reports on Form 8-K filed February 1, 2000 filed pursuant to Section 13(a) or 15(d) of the Exchange Act.

         (c) All other reports filed by the Registrant pursuant to Section 13(a) or 15(d) of the Exchange Act since the end of the fiscal year covered by the annual reports or the prospectus referred to in (a) above.

         (d) The descriptions of the class of securities offered hereby which is contained in a Registration Statement on Form 8-A dated October 27, 1994, setting forth a description of the Registrant's common stock, and a Registration Statement on Form 8-A dated November 23, 1998, setting forth a description of the Registrant's preferred share purchase rights, filed under the Exchange Act, including any amendment or report filed for the purpose of updating such descriptions.

         All other documents filed by the Registrant pursuant to Section 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment which indicate that all securities offered have been sold or which deregisters all securities then remaining unsold shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents.

         Any statement made in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which is also incorporated or deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Not applicable.

Item 5. The validity of the shares of common stock to be issued under the terms of the Mt. Diablo Bancshares 1992 Stock Option Plan, as amended, as assumed by the Registrant will be passed upon for the Registrant by Linda M. Iannone, Senior Vice President and General Counsel of the Registrant. As of the date of this document, Ms. Iannone owned 324 shares of the Registrant's common stock and held options to purchase 23,900 shares of such stock.

Item 6.  Indemnification of Directors and Officers.

         Article Five of Greater Bay's articles of incorporation provides that Greater Bay shall eliminate the liability of its directors for monetary damages to the fullest extent permissible under

California law. Article Five also provides for the indemnification of agents (as defined in Section 317 of the California General Corporation Law) of Greater Bay. If agents of Greater Bay breach a duty to Greater Bay and its shareholders, then Article Five authorizes Greater Bay, to the extent permissible under California Law, to indemnify such agents in excess of the indemnification expressly permitted by such Section 317.

         Section 317 sets forth the provisions pertaining to the indemnification of corporate "agents." For purposes of this law, an agent is any person who is or was a director, officer, employee or other agent of a corporation, or is or was serving at the request of Greater Bay in such capacity with respect to any other corporation, partnership, joint venture, trust or other enterprise.
Section 317 mandates Greater Bay's indemnification of agents where the agent's defense is successful on the merits. In other cases, Section 317 allows Greater Bay to indemnify agents for expenses (including amounts paid to defend, settle or otherwise dispose of a threatened or pending action) if the indemnification is authorized by (1) a majority vote of a quorum of Greater Bay's Board of Directors consisting of directors who are not party to the proceedings; (2) approval of the shareholders, with the shares owned by the person to be indemnified not being entitled to vote thereon; or (3) the court in which the proceeding is or was pending upon application by certain designated parties. Under certain circumstances, Greater Bay can indemnify an agent even when the agent is found liable. Section 317 also allows Greater Bay to advance expenses to its agents for certain actions upon receiving an undertaking by the agent that he or she will reimburse Greater Bay if the agent is found liable. Greater Bay has entered into indemnification agreements with its directors and certain of its officers substantially to the foregoing effect. Greater Bay also maintains directors and officers liability insurance.

         To the extent that indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling Greater Bay, pursuant to the foregoing provisions or otherwise, Greater Bay understands that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable. If a claim for indemnification against such liabilities (other than the payment by Greater Bay of expenses incurred or paid by a director, officer or controlling person of Greater Bay in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Greater Bay will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against a public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

Item 7.  Not applicable.

Item 8.  Exhibits

   Exhibit No.      Exhibit
   -----------      -------

       2.1 Agreement and Plan of Reorganization by and between Greater Bay Bancorp and Mt. Diablo Bancshares dated September 15, 1999./1/

       4.1          Rights Agreement./2/

       4.2 Junior Subordinated Indenture dated as of March 31, 1997 between Greater Bay Bancorp and Wilmington Trust Company, as Trustee./3/

       4.3          Officers' Certificate and Company Order, dated March 31,
                    1997./3/

     4.4       Certificate of Trust of GBB Capital I./4/

     4.5       Trust Agreement of GBB Capital I dated as of February 28,
               1997./4/

     4.6.1 Amended and Restated Trust Agreement of GBB Capital I, among Greater Bay Bancorp, Wilmington Trust Company and the Administrative Trustees named therein dated as of March 31, 1997./3/

     4.6.2 Appointment of Successor Administrative Trustee and First Amendment to Amended and Restated Agreement./1/

     4.7       Trust Preferred Certificate of GBB Capital I./3/

     4.8       Common Securities Certificate of GBB Capital I./3/

     4.9 Guarantee Agreement between Greater Bay Bancorp and Wilmington Trust Company, dated as of March 31, 1997./3/

     4.10 Agreement as to Expenses and Liabilities, dated as of March 31, 1997./3/

     4.11      Form of Subordinated Debentures./5/

     4.12 Supplemental Debenture Agreement of Cupertino National Bancorp dated as of November 22, 1996./4/

     4.13 Supplemental Debenture Agreement dated November 27, 1996 between Cupertino National Bancorp and Mid-Peninsula Bancorp./4/

     4.14      Supplemental Debenture Agreement, dated as of March 27, 1997./3/

     4.15 Indenture between Greater Bay Bancorp and Wilmington Trust Company, as Debenture Trustee, dated as of August 12, 1998./6/

     4.16 Form of Exchange Junior Subordinated Debentures (filed as Exhibit A to Exhibit 4.15 hereto).

     4.17      Certificate of Trust of GBB Capital II, dated as of May 18,
               1998./6/

     4.18 Amended and Restated Trust Agreement of GBB Capital II, among Greater Bay Bancorp, Wilmington Trust Company and the Administrative Trustees named therein dated as of August 12, 1998./6/

     4.19 Form of Exchange Capital Security Certificate (filed as Exhibit A-1 to Exhibit 4.18 hereto).

     4.20 Common Securities Guarantee Agreement of Greater Bay Bancorp, dated as of August 12, 1998./6/

     4.21 Liquidated Damages Agreement among Greater Bay Bancorp, GBB Capital II, and Sandler O'Neill and Partners, L.P., dated as of August 7, 1998./6/

     4.22 Series B Capital Securities Guarantee Agreement between Greater Bay Bancorp and Wilmington Trust Company, dated as of November 27, 1998./1/

     4.23 Registration Rights Agreement between Greater Bay Bancorp and The Leo K. W. Lum PRB Revocable Trust dated May 8, 1998./7/

     4.24 Securities Purchase Agreement, dated as of December 21, 1999, between the Registrant and the investors identified therein./8/

     4.25 Registration Rights Agreement, dated as of December 22, 1999, between the Registrant and the investors identified therein./8/

     5.1       Opinion of Linda M. Iannone, General Counsel of Greater Bay
               Bancorp.

     23.1      Consent of PricewaterhouseCoopers LLP.

     23.2      Consent of Linda M. Iannone (included in Exhibit 5.1).

     24.1 A power of attorney is set forth on the signature page of the Registration Statement.

     99.1 Mt. Diablo Bancshares 1992 Stock Option Plan, as amended and assumed by Greater Bay Bancorp

     99.2 Form of Assumption Option Agreement for Mt. Diablo Bancshares 1992 Stock Option Plan, as amended and assumed by Greater Bay Bancorp

_____________________
1. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on September 21, 1999.

2. Incorporated by reference from Greater Bay Bancorp's Form 8-A12G filed with the SEC on November 25, 1998.

3. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K dated June 5, 1997.

4. Incorporated by reference from Greater Bay Bancorp's Registration Statement on Form S-1 (File No. 333-22783) dated March 5, 1997.

5. Incorporated by reference from Exhibit 1 of Cupertino National Bancorp's Form 8-K filed with the SEC on October 25, 1995.

6. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on August 28, 1998.

7. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on May 20, 1998.

8. Incorporated by reference from Greater Bay Bancorp's Current Report on Form 8-K filed with the SEC on December 28, 1999.

Item 9.  Undertakings.

         The undersigned Registrant hereby undertakes:

         1. To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

             (a) To include any prospectus required by Section 10(a)(3) of the Securities Act;

             (b) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (c) To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

         provided, however, that paragraphs 1(a) and 1(b) do not apply if the
         --------  -------
information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Registrant pursuant to
Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

         2. that, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         3. To remove from registration by means of post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

         The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13 or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

         Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                  SIGNATURES

       Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements of filing of Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Palo Alto, State of California on February 17, 2000.

GREATER BAY BANCORP



By  /s/ David L. Kalkbrenner
    ------------------------
    David L. Kalkbrenner,
    President
    and Chief Executive Officer


       KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints David L. Kalkbrenner and Steven C. Smith, and each of them, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution, for him and in his name, place and stead, in any and all capacities, to sign any or all amendments to this Registration Statement, and to file the same with all exhibits thereto, and all other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute, may lawfully do or cause to be done by virtue hereof.

       Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


            Signature                      Title                       Date
            ---------                      -----                       ----

    /s/ David L. Kalkbrenner     President and Chief           February 17, 2000
    ------------------------
    David L. Kalkbrenner           Executive Officer
                                   (Principal Executive
                                   Officer), Director


    /s/ Steven C. Smith          Executive Vice President,     February 17, 2000
    ------------------------
    Steven C. Smith                Chief Administrative
                                   Officer and Chief Financial
                                   Officer (Principal
                                   Financial Officer,
                                   Principal Accounting
                                   Officer)

    /s/ George R. Corey            Director                   February 17, 2000
    -------------------
    George R. Corey

    ___________________            Director
    John M. Gatto


    /s/ James E. Jackson           Director                   February 17, 2000
    --------------------
    James E. Jackson


    /s/ Stanley A. Kangas          Director                   February 17, 2000
    ---------------------
    Stanley A. Kangas


    /s/ Rex D. Lindsay             Director                   February 17, 2000
    ------------------
    Rex D. Lindsay


    /s/ George M. Marcus           Director                   February 17, 2000
    --------------------
    George M. Marcus


    /s/ Duncan L. Matteson         Director                   February 17, 2000
    ----------------------
    Duncan L. Matteson


    /s/ Rebecca Morgan             Director                   February 17, 2000
    ------------------
    Rebecca Q. Morgan


    /s/ Glen McLaughlin            Director                   February 17, 2000
    -------------------
    Glen McLaughlin


    /s/ Dick J. Randall            Director                   February 17, 2000
    -------------------
    Dick J. Randall


    _________________              Director
    Donald H. Seiler


    /s/ Warren R. Thoits           Director                   February 17, 2000
    --------------------
    Warren R. Thoits